Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Reports Second Quarter Earnings

•Second quarter comparable sales grew 24.3 percent, the strongest the Company has ever reported.
•Store comparable sales increased 10.9 percent. Digital comparable sales grew 195 percent, accounting for 13.4 percentage points of Target’s comparable sales growth.
◦Stores fulfilled more than 90 percent of Target’s second quarter sales.
◦Same-day services (Order Pick Up, Drive Up and Shipt) grew 273 percent and accounted for approximately 6 percentage points of total Company comparable sales growth.
•The Company saw unusually strong market-share gains across all five of its core merchandise categories. In the first half of the year, the Company has gained approximately $5 billion in market share.
•Second quarter GAAP EPS from continuing operations of $3.35 was 84.4 percent higher than last year, and Adjusted EPS1 of $3.38 was 85.7 percent higher than last year, as strong operating performance offset unprecedented investments in team member pay & benefits.
•For additional media materials, please visit:
https://corporate.target.com/article/2020/08/q2-2020-earnings
MINNEAPOLIS (August 19, 2020) – Target Corporation (NYSE: TGT) today announced its second quarter 2020 results, which reflect the continuation of heightened sales volume and significant investments in response to the COVID-19 pandemic. The Company reported GAAP earnings per share (EPS) from continuing operations of $3.35 in the second quarter, an increase
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Second Quarter Earnings — Page 2 of 12

of 84.4 percent from $1.82 in 2019. Second quarter Adjusted EPS of $3.38 grew 85.7 percent compared with $1.82 in 2019. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“Our second quarter comparable sales growth of 24.3 percent is the strongest we have ever reported, which is a true testament to the resilience of our team and the durability of our business model. Our stores were the key to this unprecedented growth, with in-store comp sales growing 10.9 percent and stores enabling more than three-quarters of Target’s digital sales, which rose nearly 200 percent. We also generated outstanding profitability in the quarter, even as we made significant investments in pay and benefits for our team,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “We remain steadfast in our focus on investing in a safe and convenient shopping experience for our guests, and their trust has resulted in market share gains of $5 billion in the first six months of the year. With our differentiated merchandising assortment, a comprehensive set of convenient fulfillment options, a strong balance sheet, and our deeply dedicated team, we are well-equipped to navigate the ongoing challenges of the pandemic, and continue to grow profitably in the years ahead.”

Fiscal 2020 Guidance
During the first quarter, the Company withdrew its guidance given the unusually wide range of potential outcomes, in light of the highly fluid and uncertain outlook for consumer shopping patterns and government policies related to COVID-19.

Operating Results
The Company’s total comparable sales grew 24.3 percent in the second quarter, reflecting comparable stores sales growth of 10.9 percent and digital sales growth of 195 percent. Total revenue of $23.0 billion grew 24.7 percent compared with last year, reflecting sales growth of 24.8 percent and a 16.6 percent increase in other revenue. Operating income was $2.3 billion in second quarter 2020, up 73.8 percent from $1.3 billion in 2019.
Second quarter operating income margin rate was 10.0 percent in 2020 compared with 7.2 percent in 2019, driven primarily by strong expense leverage on robust topline performance. Second quarter gross margin rate was 30.9 percent, compared with 30.6 percent in 2019. This
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Target Corporation Reports Second Quarter Earnings — Page 3 of 12

increase reflected sales strength across our entire multi-category assortment and lower discounts driven by high sell through rates. Second quarter SG&A expense rate was 19.4 percent in 2020, compared with 21.2 percent in 2019, reflecting higher compensation costs, including investments in wages and benefits, which were more than offset by the net impact of other factors, most prominently the leverage from strong sales growth.

Interest Expense and Taxes
The Company’s second quarter 2020 net interest expense was $122 million, compared with $120 million last year.
Second quarter 2020 effective income tax rate was 22.8 percent, compared with 23.0 percent last year, reflecting a larger rate benefit from discrete items, primarily related to share-based payments, compared with the prior year.

Shareholder Returns
The Company paid dividends of $330 million, compared with $328 million in second quarter 2019, reflecting a 3.1 percent increase in the dividend per share, partially offset by a decline in average share count.
On March 25, 2020, the Company announced that it had suspended share repurchase activity as a result of the high level of uncertainty in the current environment. As of the end of the second quarter, the Company had approximately $4.5 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in September 2019.
For the trailing twelve months through second quarter 2020, after-tax return on invested capital (ROIC) was 17.2 percent, compared with 15.2 percent for the twelve months through second quarter 2019. The increase to ROIC was driven primarily by increased profitability combined with a small decrease in capital base. The tables in this release provide additional information about the Company’s ROIC calculation.
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Webcast Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click “investors” then click on “events & presentations”). A replay of the webcast will be provided when available. The replay number is 1-800-391-9846.

Miscellaneous
Statements in this release regarding the Company’s future financial performance and future effects of COVID-19 on the Company’s business are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 1, 2020 and Item 1A of the Company’s Form 10-Q for the fiscal quarter ended May 2, 2020. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
For more on the Target Foundation, click here.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	August 1, 2020	August 3, 2019	Change	August 1, 2020	August 3, 2019	Change
Sales	$22,696	$18,183	24.8%	$42,067	$35,584	18.2%
Other revenue	279	239	16.6	523	465	12.3
Total revenue	22,975	18,422	24.7	42,590	36,049	18.1
Cost of sales	15,673	12,625	24.1	30,183	24,874	21.3
Selling, general and administrative expenses	4,460	3,912	14.0	8,520	7,575	12.5
Depreciation and amortization (exclusive of depreciation included in cost of sales)	542	561	(3.5)	1,119	1,142	(2.1)
Operating income	2,300	1,324	73.8	2,768	2,458	12.6
Net interest expense	122	120	1.9	239	246	(2.5)
Net other (income) / expense	(11)	(13)	(19.5)	11	(27)	(141.9)
Earnings from continuing operations before income taxes	2,189	1,217	79.8	2,518	2,239	12.5
Provision for income taxes	499	279	78.3	544	509	7.0
Net earnings from continuing operations	1,690	938	80.3	1,974	1,730	14.1
Discontinued operations, net of tax	—	—		—	3
Net earnings	$1,690	$938	80.3%	$1,974	$1,733	13.9%
Basic earnings per share
Continuing operations	$3.38	$1.83	84.6%	$3.94	$3.37	17.1%
Discontinued operations	—	—		—	0.01
Net earnings per share	$3.38	$1.83	84.6%	$3.94	$3.37	16.9%
Diluted earnings per share
Continuing operations	$3.35	$1.82	84.4%	$3.91	$3.34	17.0%
Discontinued operations	—	—		—	0.01
Net earnings per share	$3.35	$1.82	84.4%	$3.91	$3.35	16.8%
Weighted average common shares outstanding
Basic	500.1	512.1	(2.3)%	500.6	513.9	(2.6)%
Diluted	504.4	516.1	(2.3)%	505.1	517.8	(2.5)%
Antidilutive shares	—	—		—	—
Dividends declared per share	$0.68	$0.66	3.0%	$1.34	$1.30	3.1%
Note: Per share amounts may not foot due to rounding.

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TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Cash and cash equivalents	$7,284	$2,577	$1,656
Inventory	8,876	8,992	9,122
Other current assets	1,463	1,333	1,341
Total current assets	17,623	12,902	12,119
Property and equipment
Land	6,027	6,036	6,054
Buildings and improvements	30,946	30,603	29,908
Fixtures and equipment	5,665	6,083	5,622
Computer hardware and software	2,631	2,692	2,627
Construction-in-progress	811	533	667
Accumulated depreciation	(19,341)	(19,664)	(18,866)
Property and equipment, net	26,739	26,283	26,012
Operating lease assets	2,233	2,236	2,062
Other noncurrent assets	1,405	1,358	1,373
Total assets	$48,000	$42,779	$41,566
Liabilities and shareholders’ investment
Accounts payable	$10,726	$9,920	$9,152
Accrued and other current liabilities	5,057	4,406	4,059
Current portion of long-term debt and other borrowings	109	161	1,153
Total current liabilities	15,892	14,487	14,364
Long-term debt and other borrowings	14,188	11,338	10,365
Noncurrent operating lease liabilities	2,241	2,275	2,111
Deferred income taxes	1,121	1,122	1,082
Other noncurrent liabilities	1,980	1,724	1,808
Total noncurrent liabilities	19,530	16,459	15,366
Shareholders’ investment
Common stock	42	42	43
Additional paid-in capital	6,248	6,226	6,114
Retained earnings	7,121	6,433	6,461
Accumulated other comprehensive loss	(833)	(868)	(782)
Total shareholders’ investment	12,578	11,833	11,836
Total liabilities and shareholders’ investment	$48,000	$42,779	$41,566
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 500,252,831, 504,198,962 and 511,335,375 shares issued and outstanding as of August 1, 2020, February 1, 2020, and August 3, 2019, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

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TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	August 1, 2020	August 3, 2019
Operating activities
Net earnings	$1,974	$1,733
Earnings from discontinued operations, net of tax	—	3
Net earnings from continuing operations	1,974	1,730
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,245	1,267
Share-based compensation expense	104	86
Deferred income taxes	(12)	104
Noncash losses / (gains) and other, net	86	42
Changes in operating accounts:
Inventory	116	375
Other assets	(14)	64
Accounts payable	795	(731)
Accrued and other liabilities	822	(127)
Cash provided by operating activities—continuing operations	5,116	2,810
Cash provided by operating activities—discontinued operations	—	2
Cash provided by operations	5,116	2,812
Investing activities
Expenditures for property and equipment	(1,414)	(1,394)
Proceeds from disposal of property and equipment	10	10
Other investments	2	—
Cash required for investing activities	(1,402)	(1,384)
Financing activities
Additions to long-term debt	2,480	994
Reductions of long-term debt	(126)	(1,026)
Dividends paid	(662)	(658)
Repurchase of stock	(706)	(662)
Stock option exercises	7	24
Cash provided by / (required for) financing activities	993	(1,328)
Net increase in cash and cash equivalents	4,707	100
Cash and cash equivalents at beginning of period	2,577	1,556
Cash and cash equivalents at end of period	$7,284	$1,656

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TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Gross margin rate	30.9%	30.6%	28.3%	30.1%
SG&A expense rate	19.4	21.2	20.0	21.0
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.4	3.0	2.6	3.2
Operating income margin rate	10.0	7.2	6.5	6.8
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $158 million and $324 million of profit-sharing income under our credit card program agreement for the three and six months ended August 1, 2020, respectively, and $168 million and $328 million for the three and six months ended August 3, 2019, respectively.

Comparable Sales	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Comparable sales change	24.3%	3.4%	17.7%	4.1%
Drivers of change in comparable sales
Number of transactions	4.6	2.4	1.6	3.3
Average transaction amount	18.8	0.9	15.8	0.7

Contribution to Comparable Sales Change	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Stores originated channel comparable sales change	10.9%	1.5%	6.0%	2.1%
Contribution from digitally originated sales	13.4	1.8	11.7	1.9
Total comparable sales change	24.3%	3.4%	17.7%	4.1%
Note: Amounts may not foot due to rounding.

Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Stores originated	82.8%	92.7%	83.7%	92.8%
Digitally originated	17.2	7.3	16.3	7.2
Total	100%	100%	100%	100%

RedCard Penetration	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Target Debit Card	11.8%	12.5%	12.2%	12.8%
Target Credit Cards	8.7	10.7	9.2	10.6
Total RedCard Penetration	20.5%	23.2%	21.4%	23.4%
Note: Amounts may not foot due to rounding.

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Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	August 1, 2020	February 1, 2020	August 3, 2019	August 1, 2020	February 1, 2020	August 3, 2019
170,000 or more sq. ft.	272	272	272	48,613	48,619	48,619
50,000 to 169,999 sq. ft.	1,505	1,505	1,499	189,224	189,227	188,711
49,999 or less sq. ft.	94	91	82	2,745	2,670	2,357
Total	1,871	1,868	1,853	240,582	240,516	239,687
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

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TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	August 1, 2020			August 3, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$3.35			$1.82	84.4%
Adjustments
Gain on investment (a)	$(9)	$(6)	$(0.01)	$—	$—	$—
Other (b)	25	18	0.04	—	—	—
Adjusted diluted earnings per share from continuing operations			$3.38			$1.82	85.7%

Reconciliation of Non-GAAP Adjusted EPS	Six Months Ended
	August 1, 2020			August 3, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$3.91			$3.34	17.0%
Adjustments
Loss on investment (a)	$12	$9	$0.02	$—	$—	$—
Other (b)	25	18	0.04	—	—	—
Adjusted diluted earnings per share from continuing operations			$3.96			$3.34	18.6%
Note: Amounts may not foot due to rounding.
(a)Includes an unrealized (gain) / loss on our investment in Casper Sleep Inc., which is not core to our continuing operations.
(b)Includes store damage and inventory losses related to civil unrest.

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Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings from continuing operations before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Six Months Ended
(dollars in millions) (unaudited)	August 1, 2020	August 3, 2019	Change	August 1, 2020	August 3, 2019	Change
Net earnings from continuing operations	$1,690	$938	80.3%	$1,974	$1,730	14.1%
+ Provision for income taxes	499	279	78.3	544	509	7.0
+ Net interest expense	122	120	1.9	239	246	(2.5)
EBIT	$2,311	$1,337	72.8%	$2,757	$2,485	11.0%
+ Total depreciation and amortization (a)	604	624	(3.2)	1,245	1,267	(1.9)
EBITDA	$2,915	$1,961	48.6%	$4,002	$3,752	6.7%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

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We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	August 1, 2020	August 3, 2019
Operating income	$4,968	$4,395
+ Net other income / (expense)	(28)	42
EBIT	4,940	4,437
+ Operating lease interest (a)	87	85
- Income taxes (b)	1,076	937
Net operating profit after taxes	$3,951	$3,585

Denominator	August 1, 2020	August 3, 2019	August 4, 2018
Current portion of long-term debt and other borrowings	$109	$1,153	$1,044
+ Noncurrent portion of long-term debt	14,188	10,365	10,108
+ Shareholders' investment	12,578	11,836	11,167
+ Operating lease liabilities (c)	2,448	2,285	2,183
- Cash and cash equivalents	7,284	1,656	1,180
Invested capital	$22,039	$23,983	$23,322
Average invested capital (d)	$23,011	$23,652

After-tax return on invested capital	17.2%	15.2%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates for continuing operations, which were 21.4 percent and 20.7 percent for the trailing twelve months ended August 1, 2020, and August 3, 2019, respectively. For the twelve months ended August 1, 2020, and August 3, 2019, includes tax effect of $1,057 million and $919 million, respectively, related to EBIT and $19 million and $18 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.